UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2006
SAVE THE WORLD AIR, INC.
(Exact name of registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation)	0-29185 (Commission File Number)	52-2088326 (IRS Employer Identification No.)
5125 Lankershim Boulevard, North Hollywood, California 91601
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (818) 487-8000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
     On September 15, 2006, Save the World Air, Inc. (the “Company” or “we”) entered into what is sometimes termed an equity line of credit arrangement with Dutchess Private Equities Fund, LP (“Dutchess”). Specifically, we entered into an investment agreement, pursuant to which Dutchess is committed to purchase up to $10,000,000 of our common stock over the 36-month term of the investment agreement. We are not obligated to request any portion of the $10,000,000.
     As of the date of this report, we have not drawn down any portion of this commitment, leaving the entire $10,000,000 available under the equity line of credit, and for which we have agreed, pursuant to a registration rights agreement, to register 7,000,000 shares, or approximately 17.8%, of our issued and outstanding common stock, with the Securities and Exchange Commission (the “SEC”), before any such issuances. The actual number of shares that we may issue pursuant to the equity line of credit is not determinable as it is based on the market price of our common stock from time to time and the number of shares we desire to put to Dutchess.
     Under the line of credit we may, but are not obligated to, put shares of our stock to Dutchess from time to time over a 36-month period, at a purchase price calculated at 97% of the lowest best closing bid for our common stock for the five trading days following our put notice to the investor. Because the price of our common stock fluctuates and the number of shares of our common stock, if any, that we may issue, should we exercise our put rights under the equity line of credit, will vary, we do not know how many shares, if any, we will actually issue under the equity line of credit.
     During the 36-month term of the investment agreement, we may request a drawdown on the equity line of credit by delivering a “put notice” to Dutchess stating the dollar amount of shares we intend to sell to Dutchess. The purchase price Dutchess is required to pay for the shares is equal to 97% of the “market price.” The “market price” is equal to the lowest closing best bid price during the pricing period. The pricing period is the five-trading-day period beginning on the day Dutchess receives a drawdown request from us, if the request is received by Dutchess before 9:00 a.m. Eastern time. Otherwise, the pricing period begins on the trading day following the date Dutchess receives a drawdown request from us. The amount we may request in a given drawdown is, at our sole election, either (i) 200% of the average daily U.S. market trading volume of our common stock for the 10 trading days prior to the request multiplied by the average of the three daily closing best bid prices immediately preceding our request, or (ii) $250,000.
     We are not entitled to request a drawdown unless each of the following conditions is satisfied:
(i)	a registration statement is and remains effective for the resale of securities in connection with the equity line of credit;

(ii)	at all times during the period between our request for a drawdown and its subsequent funding, our common stock is listed on its principal market and shall not have been suspended from trading thereon for a period of two consecutive trading days;

(iii)	we have complied with our obligations and are otherwise not in breach or default of any agreement related to the equity line of credit;

(iv)	no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of securities in connection with the equity line of credit; and

(v)	the issuance of the securities in connection with the equity line of credit will not violate any shareholder approval requirements of the principal market.

     If any of the events described in clauses (i) through (v) above occurs after we make a drawdown request, then Dutchess shall have no obligation to fund that drawdown.
     The equity line of credit will be suspended if (i) the trading of our common stock is suspended by the SEC, the primary stock exchange or market on which our common stock is listed or quoted (currently, the OTC Bulletin Board) or the National Association of Securities Dealers, Inc. for a period of two consecutive trading days, or (ii) our common stock ceases to be registered under the Securities Exchange Act of 1934 or listed or traded on the principal market. The equity line of credit terminates when Dutchess has purchased an aggregate of $10,000,000 of our common stock or September 15, 2009, whichever occurs first.
     Under the terms of the investment agreement, Dutchess may not own more than 4.99% of our issued and outstanding stock at any one time.
     Spencer Clarke LLC, the Company’s investment bankers, will receive 8% of the gross proceeds of any drawdown under the equity line of credit, payable in cash.
     The Company intends to use the net proceeds of any drawdowns under the equity line of credit to fund its business plan, and for working capital and general corporate purposes, including marketing, sales and product development activities, among other things.
Item 9.01 Financial Statements and Exhibits

Exhibit No.
10.1	Investment Agreement dated as of September 15, 2006 between Registrant and Dutchess Private Equities Fund, LP

10.2	Registration Rights Agreement dated as of September 15, 2006 between Registrant and Dutchess Private Equities Fund, LP

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2006	SAVE THE WORLD AIR, INC.

	By:	/s/ Eugene E. Eichler

Eugene E. Eichler
Chief Executive Officer

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